Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

(as amended and restated effective January 1, 2015)

This Executive Employment Agreement (this “Agreement”) is made effective as of January 1, 2015 (“Effective Date”), by and between Energous, Inc., a Delaware corporation (“Company”), and Stephen R. Rizzone (“Executive”).

Statement of Purpose

The Company and Executive entered into an Executive Employment Agreement (the “Original Agreement”) dated effective as of October 1, 2013 (the “Original Effective Date”). This Agreement is an amendment and restatement of the Original Agreement and supersedes and replaces the Original Agreement in its entirety effective as of January 1, 2015.

The parties agree as follows:

1.  Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Board” — means the board of directors of Company.

“Cause” — means the occurrence of any of the following events during Executive’s employment under this Agreement: (a) Executive’s conviction of a felony involving fraud, misappropriation, embezzlement or dishonesty in conjunction with Executive’s duties to Company; or (b) Executive’s repeated and willful failure to perform Executive’s job duties as defined by the Board or material breach of this Agreement or the PIIA, provided, in each case, that the Board notifies the Executive of the acts deemed to constitute such repeated and willful failure or material breach in writing and Executive fails to cure such failure or breach within sixty (60) days after written notice is given.

“Disability” — means if (a) the Executive is unable to perform the essential duties of the Executive’s employment due to physical or emotional incapacity or illness, where such inability is reasonably expected to be of long-continued and indefinite duration (i.e., for at least three (3) months); or (b) the Executive is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan or policy maintained by Company or the Executive.

“Equity Percentage” – means six percent (6%) of Company’s fully-diluted capitalization, assuming the exercise or conversion of all exercisable or convertible securities and including any shares reserved under any equity incentive plan or similar arrangement.

“Good Reason” — means the occurrence of any of the following events during Executive’s employment under this Agreement, provided that Executive notifies Company of the occurrence of the applicable event in writing within not more than ninety (90) days after initial existence and which Company does not cure within thirty (30) days of such notice: (a) any material reduction in Base Salary or target Performance Bonus(es); (b) any reduction in Executive’s duties (including title, responsibilities and/or authorities), provided, that that the Board may elect to separate the Chairman and Chief Executive Officer roles (if Executive holds both such positions) if they deem such separation is in the best interests of the stockholders without such separation constituting Good Reason; (c) requiring Executive to report to anyone other than the Board, or employees of Company or any subsidiary of Company that reported to Executive to report directly to the Board or another executive; (d) any requirement that Executive relocate without appropriate relocation compensation and consideration, including not requiring Executive to maintain two households, consideration of family circumstances, and providing a relocation package consistent with Company’s industry, the Executive’s position and taking into consideration Executive’s specific housing situation; or (e) Company’s failure to cause the Agreement to be assumed by a successor to Company in connection with a Liquidation Event as required by Section 13.1.

“IPO” – means (a) a firm commitment underwritten public offering of Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, immediately following which Company’s Common Stock is listed on a national securities exchange, or (b) another equity financing transaction by Company immediately following which Company’s Common Stock is either (i) listed on a national securities exchange, or (ii) otherwise publicly traded and listed, with material public float and trading volume, as determined in good faith by the Board.

“Liquidation Event” – means a merger, acquisition, consolidation or other transaction (other than an Equity Financing) following which the holders of Company’s outstanding voting securities prior to such transaction hold less than 50% of the outstanding voting securities of the acquiring or surviving corporation, or a sale, license or transfer of all or substantially all of Company’s assets.

“PIIA” – means Company’s standard form of Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

“Section 409A” – means Section 409A of the Internal Revenue Code of 1986, as amended and shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

2.   Employment. Company hereby continues to employ Executive, and Executive hereby continues such employment, upon the terms and conditions set forth herein.

3.  Duties.

3.1  Position. Executive is employed as Company’s President and Chief Executive Officer, and shall have the duties and responsibilities as are normally related to such position, as well as such additional duties and responsibilities as may be reasonably assigned by the Board from time to time. Executive shall perform faithfully and diligently all such duties and responsibilities. Executive shall report to the Board. Executive will be entitled to serve as member of the Board for so long as Executive continues to serve as Company’s President and Chief Executive Officer, but shall resign from the Board immediately after any termination of his employment hereunder. As an officer and member of the Board, Executive has entered in the form of Indemnification Agreement attached as Exhibit A (the “Indemnification Agreement”). In addition, for so long as Executive serves as a member of the Board and for a customary period thereafter, Company shall maintain director’s and officer’s insurance in such amount as reasonably agreed by the Board.

3.2  Best Efforts/Full-time. Executive shall expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless otherwise approved in advance by the Board; provided, however, that the Executive shall be permitted to serve as a member of the board of directors or managers of up to two corporations, limited liability companies or other entities other than Company, or to participate in other advisory or charitable activities, provided further that such activities do not conflict with Company’s core business and such service does not materially interfere with Executive’s duties at Company.

4.  Employment Period. The term of the Agreement shall be four years beginning January 1, 2015 (the “Initial Employment Period”) and will automatically renew for successive one-year periods (each, a “Renewal Employment Period” and together with the Initial Employment Period, the “Employment Period”) unless not later than the end of the Initial Employment Period or any Renewal Employment Period, as the case may be, either party gives written notice to the other party of its election to terminate the Employment Period. The Employment Period may be ended earlier in accordance with, and subject to, the provisions of Section 8.

5.   Compensation.

5.1  Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive a base salary of $365,000.00 per year prior (the “Base Salary”). The Base Salary shall be payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive shall earn the Base Salary prorated to the date of termination. The Base Salary shall be subject to periodic review and increase in the discretion of the Board. This position is an exempt position, which means Executive is paid for the job and not by the hour. Accordingly, Executive shall not receive overtime pay if Executive works more than 8 hours in a workday or 40 hours in a workweek.

5.2  Performance Bonuses. Executive shall be eligible to receive a quarterly performance bonus for each quarter during the Employment Period (each, a “Performance Bonus”) in a target amount equal to 25% of Executive’s Base Salary. The amount of the Performance Bonus actually payable for performance during a quarter shall be determined based on achievement of performance objectives as approved by the Board. Each Performance Bonus shall be payable in accordance with the normal payroll practices of Company on or before March 15 of the calendar year immediately following the applicable performance year, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

5.3  Equity Grants.

5.3.1  Options. Executive was granted an incentive stock option pursuant to Company’s equity incentive plan (the “Plan”) of 1,100,000 shares (the “Option”) representing the Equity Percentage as of the grant date together with an estimate of the dilutive effect of the IPO. The Option was issued as soon as reasonably practicable following the Original Effective Date and shall be subject to vesting with 1/48th of the shares subject to the Option vesting upon the completion of each month of continuous service by Executive as an employee, director or consultant of Company and acceleration of vesting as set forth in Section 8 below. Because the Option represented less than the Equity Percentage following the consummation of the IPO, Company granted Executive an additional option to purchase the number of shares of Common Stock of Company constituting, together with the Option, the Equity Percentage immediately following the consummation of the IPO (the “Second Option”). The Second Option shall vest, subject to Executive’s continued employment, over the same vesting schedule as the Option with appropriate adjustment such that one hundred percent (100%) of the shares subject to the Option and the Second Option shall be fully vested and exercisable on the four-year anniversary of the Original Effective Date, unless earlier terminated or accelerated as provided herein. The Option and the Second Option shall each be subject to the terms and conditions of the Plan and form of agreement thereunder and shall have an exercise price per share equal to the fair market value of Company’s Common Stock as determined by the Board in good faith on the date of grant.

5.3.2  Performance Share Units. Company shall grant to Executive under the Plan an award of performance share units (the “PSUs”) that are earned based on Company performance during the period from the Effective Date until the end of the Initial Employment Period, or if earlier, a Liquidation Event (the “Performance Period”), subject to the following terms and conditions:

5.3.2.1  The number of PSUs, assuming maximum performance, shall equal 5% of the total Company common shares outstanding on the date of grant.

5.3.2.2  The grant of the PSUs shall be conditioned on Company first receiving shareholder approval for additional shares to the Plan.

5.3.2.3  At the end of each calendar quarter during the Performance Period or upon an earlier Liquidation Event, the Board will determine the market capitalization of the Company based on based on the average of (1) the average high daily trading price during the last month of the applicable calendar quarter and (2) the average low daily trading price during the last month of the applicable calendar quarter. In case of a Liquidation Event, market capitalization will be based on the sale price. The number of PSUs that are earned shall then be determined as follows:

Market Capitalization	Percentage Earned

$100 million or less (threshold)	0%

$1.1 billion or more (maximum)	100%

For market capitalization between $100 million and $1.1 billion, the percentage earned shall be determined based on straight line interpolation. The number of PSUs earned for a calendar quarter (or upon a Liquidation Event) based on market capitalization determined for the quarter (or Liquidation Event) shall be reduced by the number of PSUs earned for all prior quarters. See Exhibit C attached to this Agreement for an example.

5.3.2.4  For any PSUs earned for a calendar quarter or upon a Liquidation Event, 50% are paid immediately (within 60 days after the end of the quarter or Liquidation Event, as applicable, upon written certification by the Board of performance results for the relevant period) and 50% are deferred until the end of the Initial Employment Period, subject to continued employment (the “Deferred Units”). Payment is in the form of one share of Company common stock for each PSU that is payable. See Section 8 for treatment upon termination of employment.

5.3.2.5  The PSUs shall be subject to the terms and conditions of the Plan and form of agreement thereunder, which terms shall not be inconsistent with this Agreement.

5.3.3  Other Equity Awards. The Board shall annually review and consider additional equity awards for Executive on such terms as the Board may determine.

6.  Benefits. Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives of Company, including group health insurance coverage, subject to the terms and conditions of Company’s benefit plan documents.

7.  Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company (“Business Expenses”). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

8.  Termination of Employment.

8.1  By Death or Disability. Executive’s employment will terminate automatically on the death of Executive or upon Executive’s Disability. In such event, Company will pay to Executive’s beneficiaries or estate, as appropriate, in a lump sum less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, within thirty (30) days of Executive’s death or Disability, an amount equal to the sum of (a) an amount equal one times the sum of (i) Executive’s Base Salary plus (ii) the target amount of Executive’s Performance Bonus for the year of termination, plus (b) any Base Salary as shall have accrued but remain unpaid and any un-reimbursed Business Expenses as of the date of Executive’s death or Disability. In addition, on the death of Executive or upon Executive’s Disability, twenty-five percent (25%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable, Executive shall have a period of one year post-termination in which to exercise the Option and the Second Option, and if a Liquidation Event shall occur following the death of Executive or upon Executive’s Disability and prior to the termination of the Option and the Second Option, one hundred percent (100%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable effective immediately prior to the consummation of the Liquidation Event. In addition, on the death of Executive or upon Executive’s Disability, any outstanding Deferred Units shall be immediately vested and paid, but any remaining unearned portion of the PSUs shall be immediately canceled and forfeited. For purposes of this Agreement, in the event of a dispute, the determination of a Disability shall be made reasonably by the Board of Directors acting in good faith and shall be supported by advice of an independent physician competent in the area to which such Disability relates. Executive must submit to a reasonable number of examinations by the physician making the determination of disability, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure as required under this Section 8.2.

8.2   By Company for Cause. Executive’s employment with the Company may be terminated at the option of and by written notice from the Company for Cause (which notice shall specify the applicable Cause, in reasonable detail). Upon any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease (including, but not limited to, the payment by the Company of any Performance Bonuses or severance payments as set forth in this Section 8), except for the Executive’s obligations under Section 10 and Company’s obligation; provided, that Company shall pay any accrued but unpaid Base Salary and reimburse any Business Expenses as provided in Section 7. In addition, upon such termination of employment, all Deferred Units and any remaining unearned portion of the PSUs shall be immediately canceled and forfeited.

8.3  By Company without Cause or by Employee for Good Reason. Company may terminate Executive “at will” and without Cause at any time, and Executive may terminate Executive’s employment for Good Reason. In the event Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment with Good Reason during Executive’s employment hereunder, Company shall pay to Executive (a) an amount equal two times the sum of (i) Executive’s Base Salary plus (ii) the target amount of Executive’s Performance Bonus for the year of termination, payable in substantially equal installments on a payroll period basis during the twenty-four (24) month period immediately following such termination of employment; (b) an amount equal to two years of COBRA premiums based on the terms of Company’s group health plan and Executive’s coverage under such plan as of the date of such termination of employment (regardless of any COBRA election actually made by Executive or the actual COBRA coverage period under Company’s group health plan), payable in payroll period installments on the same basis as the amount in clause (a) above; and (c) a Performance Bonus for the year of termination based on actual performance and prorated based on the number of days in the performance year through the date of such termination of employment, payable in cash at the same time bonuses are paid to other employees of Company for such performance year but not later than March 15 of the following year. In addition, upon a termination of employment under this Section 8.3, twenty-five percent (25%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable. Executive shall have a period of one year following such termination in which to exercise the Option and the Second Option. If a Liquidation Event shall occur following such termination of employment and prior to the termination of the Option and the Second Option, one hundred percent (100%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable. In addition, upon a termination of employment under this Section 8.3, (x) any outstanding Deferred Units shall be immediately vested and paid, (y) any remaining unearned portion of the PSUs shall be immediately canceled and forfeited, and (z) any other outstanding, unvested time-based equity awards shall immediately vest to the extent such award was scheduled to vest during the two-year period immediately following such termination of employment (unless the terms of the applicable award agreement provide better treatment for Executive, in which case the terms of the award agreement shall control).

8.4   By Executive without Good Reason. Executive may terminate Executive’s Employment at will (without Good Reason) upon written notice to Company. Executive shall be entitled to all Base Salary at the rate then in effect up to and through the effective date of termination, as well as any unreimbursed Business Expenses. In addition, upon such termination of employment, all Deferred Units and any remaining unearned portion of the PSUs shall be immediately canceled and forfeited.

8.5  Continuation of Benefits. Following the coverage termination date under Company’s group medical, life and long-term disability insurance plans, Executive, his spouse and his dependents shall be entitled to continuation of coverage pursuant to any statutory rights Executive may then have for such continuation coverage (whether under part VI of Subtitle B of Title I of the Executive Retirement Income Security Act of 1974, as amended, or Section 4980B of the Internal Revenue Code of 1986, as amended (together, “COBRA”), or otherwise). Such continuation coverage shall be provided in accordance with applicable law and the terms of the any Company benefit plans as they may be amended from time to time and shall be afforded no longer than the period provided by law and only to the extent that Executive complies with all conditions of such continuation coverage on a timely basis. In the event of Executive’s death or Disability, Company will continue to provide coverage or reimburse Executive for the costs of COBRA for a period of one (1) year.

8.6  Application of Section 409A.

8.6.1  Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of Section 409A shall not commence until Executive has incurred a “separation from service” within the meaning of Section 409A (“Separation From Service”), unless Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

8.6.2  It is intended that each installment of the severance benefits payments provided for in this Agreement is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of Company or any successor entity thereto, as such term is defined in Section 409A, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), Company (or the successor entity thereto, as applicable) shall (A) pay Executive a lump sum amount equal to the sum of the severance benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

8.6.3   Except to the minimum extent that payments must be delayed because Executive is a “specified employee” (as described above), all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under the Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any right to reimbursements or in-kind benefits under the Agreement shall not be subject to liquidation or exchange for another benefit.

9.  Non-Compete Following Liquidation Event. Executive agrees to read, sign and abide by the Non-Competition and Non-Solicitation Agreement (the “Non-Competition Agreement”) in the form attached to this Agreement as Exhibit D.

10.  No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates a conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, Executive, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign employment with Company. Executive hereby represents and warrants that acceptance of employment with Company and execution and performance of this Agreement by Executive does not conflict with or violate any provision of or constitute a default under any agreement, judgment, award or decree to which Executive is a party or by which Executive is bound, including, but not limited to, any implied or express agreement with any of Executive’s prior employers.

11.  Proprietary Information and Inventions Assignment Agreement. Executive agrees to read, sign and abide by PIIA, which is incorporated herein by reference.

12.  Parachute Payments.

12.1  Best Net Cut-Back. If any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

12.2  Determinations. The independent registered public accounting firm engaged by Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Company or Executive) or such other time as reasonably requested by Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

12.3  280G Vote. Notwithstanding the above, prior to any reduction in payments and benefits under this Section 12, at Executive’s request Company agrees, if permissible under Section 280G of the Code and applicable law (and subject to any applicable requirements including any requirements that may be applicable to Executive), to solicit a vote of all eligible shareholders of Company for approval of such amounts such that the compensation will not be subject to the Excise Tax as provided in Q&As 6 and 7 of Section 1.280G-1 of the Treasury Regulations or any superseding provision of such regulations. Company agrees to take all reasonable steps, in good faith, to solicit such vote if so request

13.  General Provisions.

13.1  Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or assignee to all or substantially all of the business and/or assets of Company in connection with a Liquidation Event to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2  Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3  Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4  Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5  Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Executive and Company and has participated in the negotiation of its terms. Furthermore, Company acknowledges that Company has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6  Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under California law, without regard to conflict of laws principles. Any dispute between the parties arising from this Agreement, including any disputes concerning the negotiation, interpretation, validity, performance, breach or enforcement of this Agreement and the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California before one arbitrator, who shall be a retired judge of the Los Angeles Superior Court or Orange County Superior Court or a retired justice of the California Court of Appeal for the Second Appellate District. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Any party who is deemed the prevailing party by the arbitrator shall be entitled to his or its reasonable attorneys’ fees and costs. The Company shall bear the costs of the arbitrator, forum and filing fees in connection with any such arbitration.

13.7  Survival. Sections 8, 9, 10, 11, 12 and 13 of this Agreement shall survive any termination of Executive’s employment by Company.

13.8  Confidentiality of Terms. Executive agrees to follow Company’s strict policy that Executives must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other Executives of Company; provided, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice provided, further, that such family members or specialists are bound by similar obligations of confidentiality.

13.9  Notice. Any notices hereunder will be given to the appropriate party at the address, fax number or email address set forth on the signature page hereto, or at such other address as the party will specify in writing. Notice will be deemed given: upon delivery, if sent by email or personal delivery; if sent by fax, upon confirmation of receipt; or if sent by certified mail, postage prepaid, 3 days after the date of mailing.

14.  Entire Agreement; Amendments. This Agreement, including the Indemnification Agreement, the PIIA, the Non-Competition Agreement and the Plan and related stock option documents constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with a signed writing by Company and Executive. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

EXECUTIVE:

/s/ Stephen R. Rizzone
Stephen R. Rizzone

COMPANY:

ENERGOUS, INC.

By:	/s/ John R. Gaulding

Name:	John R. Gaulding

Title:	Chairman